Exhibit 99.2

PLIANT CORPORATION

Reconciliation of income from continuing operations before income taxes and EBITDA(R) or Segment Profit and Pro-Forma Adjusted EBITDA

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
Amounts in $ millions	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Loss from continuing operations before income taxes	$(24.9)	$(5.9)	$(38.1)	$(17.7)

Add (deduct)
Depreciation and amortization	11.1	11.6	21.9	23.1
Interest	23.0	21.0	45.5	42.1
Restructuring and other costs	6.6	0.4	6.7	1.9
Reorganization and other costs	0.1	0.4	0.1	0.7
Other operating costs	0.1	—	0.1	1.1
Gain on extinquishment of debt	—	—	—	—
EBITDA(R) or Segment Profit	$16.0	$27.5	$36.2	$51.2
Plant closing cost savings	2.2	—	4.5	—
Reduction in workforce cost savings	0.7	—	2.2	—
Effect of resin price increase	5.1	—	7.6	—
Under absorption due to inventory reduction plan	5.2	—	5.2	—
Pro-Forma Adjusted EBITDA	$29.2	$27.5	$55.7	$51.2